UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 5, 2010
BRANDYWINE REALTY TRUST
BRANDYWINE OPERATING PARTNERSHIP, L.P.
(Exact name of registrant as specified in its charter)

Maryland (Brandywine Realty Trust) Delaware (Brandywine Operating Partnership, L.P.)	001-9106 000-24407	23-2413352 23-2862640

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 East Lancaster Avenue, Suite 100 Radnor, PA	19087

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (610) 325-5600
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Please see the discussion under Item 8.01 of this Form 8-K, which discussion is incorporated into this Item 1.01 by reference.
Item 3.02 Unregistered Sales of Equity Securities.
Please see the discussion under Item 8.01 of this Form 8-K, which discussion is incorporated into this Item 3.02 by reference.
Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Please see the discussion under Item 8.01 of this Form 8-K, which discussion is incorporated into this Item 5.03 by reference.
Item 8.01 Other Events.
On August 5, 2010, Brandywine Operating Partnership, L.P. (the “Operating Partnership”), the subsidiary through which Brandywine Realty Trust (the “Trust”) owns its assets and conducts its operations, acquired a 53 floor Class A office tower at 1717 Arch Street in Philadelphia, together with related ground tenancy rights under a long-term ground lease, from BAT Partners, L.P. This property contains 1,029,400 net rentable square feet and was approximately 63% leased at acquisition.
We acquired 1717 Arch for approximately $129.0 million funded through a combination of $51.2 million of cash and 7,111,112 units of a newly-established class of limited partnership interest of the Operating Partnership designated as “Class F (2010) Units.”
The Class F (2010) Units do not accrue a dividend prior to the first anniversary of the closing. After the first anniversary, the units will receive the same dividend that the Trust pays on its common shares, and the holder of the units will have the right to exchange the units for an equal number of common shares (or, at the Trust’s option, a cash payment equal to the number of units tendered for exchange multiplied by the average closing price of the common shares for the five-trading days ending on the date of the exchange). The holder of the units has no voting rights except with respect to actions which would have a material and adverse effect on the rights of such holder. The Operating Partnership has the right to require the holder to exercise its redemption right at any time after the earlier of the first anniversary of the closing or a change in control transaction, provided that if the Operating Partnership exercises this right it will be required to settle the redemption in common shares unless the holder agrees to accept a cash settlement.
The Operating Partnership funded the cash portion of the acquisition price through an advance under its revolving credit facility and other corporate funds.
None of the units issued in the transaction, nor the common shares issuable upon the redemption thereof, have been registered under the Securities Act of 1933, or any state securities laws, and none of such securities may be offered and sold in the United States absent registration or an applicable exemption from registration. The securities were issued in accordance with the exemption from registration provided under Rule 506 of Regulation D of the Securities Act of 1933, as amended. The Trust and Operating Partnership have agreed to file a registration statement registering the issuance or resale of the common shares issuable upon the redemption of the units.
Neither the Trust nor Operating Partnership is affiliated with BAT Partners, L.P. or any of its affiliates, and the price paid for the property was determined by arm’s-length negotiation with the seller. The Trust and Operating Partnership based their determination of the purchase price on the expected cash flows, physical condition, location and tenancies of and at the property and opportunities to attract additional tenants. BAT Partners, L.P. is a partnership owned by private equity funds managed by affiliates of The Blackstone Group.

The definitive forms of the Sixteenth Amendment to the Amended and Restated Agreement of Limited Partnership of the Operating Partnership establishing the new units and the Registration Rights Agreement, each executed on August 5, 2010, are attached hereto as Exhibits 3.1 and 10.1, respectively.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

3.1	Form of Sixteenth Amendment to the Amended and Restated Agreement of Limited Partnership of Brandywine Operating Partnership, L.P.

10.1	Registration Rights Agreement.

Signatures
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust
By:	/s/ Howard M. Sipzner
Howard M. Sipzner
Executive Vice President and Chief Financial Officer

By:	Brandywine Operating Partnership, L.P.

By:	Brandywine Realty Trust, its General Partner

By:	/s/ Howard M. Sipzner
Howard M. Sipzner
Executive Vice President and Chief Financial Officer

Date: August 9, 2010

EXHIBIT INDEX

Exhibit No.	Description

3.1	Form of Sixteenth Amendment to the Amended and Restated Agreement of Limited Partnership of Brandywine Operating Partnership, L.P.

10.1	Registration Rights Agreement.